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                                                              [HARTFORD LIFE]

                                                           THOMAS P. KALMBACH
                                                           FSA, MAAA
                                                           Actuary
April 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

RE:  SEPARATE ACCOUNT VL II
     HARTFORD LIFE INSURANCE COMPANY
     Stag VL Last Survivor II
     Hartford Select Leaders Last Survivor
     File No. 333-88261

Dear Sir/Madam:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of certain flexible premium variable life insurance policies (the "Policies") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policies.

The hypothetical illustrations of the Policies issued in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policies under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Statement of Additional Information included as part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Thomas P. Kalmbach

Thomas P. Kalmbach